Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RAPT THERAPEUTICS, INC.

RAPT THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:    The name of the Corporation is RAPT Therapeutics, Inc.

SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 4, 2015 and the original name of this Corporation was FLX Bio, Inc.

THIRD:    Pursuant to Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends Article IV(A) of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 250,960,482. The total number of shares of common stock authorized to be issued is 133,071,007, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 117,889,475, par value $0.0001 per share (the “Preferred Stock”), of which 29,271,007 shares are designated as “Series C-2 Preferred Stock,” 26,109,363 shares are designated as “Series C Preferred Stock,” 25,000,000 shares are designated as “Series B Preferred Stock” and 37,509,105 shares are designated as “Series A Preferred Stock”. Effective when this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each six (6) outstanding shares of Common Stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder, on a series by series basis, of such fractional share a sum in cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the day before the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOURTH:    This Certificate of Amendment has been duly adopted in accordance with Sections 228 and 242 of the DGCL, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the DGCL. The undersigned affirms, under penalties of perjury, that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 19th day of July, 2019.

RAPT THERAPEUTICS, INC.

/s/ Brian Wong
Brian Wong, Chief Executive Officer